Exhibit (23.1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-43524) on Form S-8 of Eastman Kodak Employees’ Savings and Investment Plan of our report dated June 26, 2009, relating to the financial statements and supplemental schedule of Eastman Kodak Employees’ Savings and Investment Plan, which appears in this Annual Report on Form 11-K of Eastman Kodak Employees’ Savings and Investment Plan for the year ended December 30, 2008.

Respectfully Submitted,

/s/ Insero & Company CPAs, P.C.

Insero & Company CPAs, P.C.
Certified Public Accountants

Rochester, New York
June 26, 2009